Exhibit 99.1

4Q 2011 INVESTOR FACT SHEET CAPSTEAD About Us Capstead is based in Dallas, Texas and is listed on the New York Stock Exchange (symbol CMO). Having been formed in 1985, we hold the distinction of being the oldest of the publicly-traded mortgage REITs. Proven Strategy We invest in a leveraged portfolio of residential adjustable-rate mortgage (“ARM”) securities issued and guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae. Our investment strategy differentiates us from our peers because ARM securities reset to more current interest rates within a relatively short period of time allowing for: • the recovery of financing spreads diminished during periods of rising interest rates, and • smaller fluctuations in portfolio values from changes in interest rates compared to fixed-rate mortgage securities. Quality Assets Agency-guaranteed residential mortgage securities are considered to have little, if any, credit risk, particularly given federal government support for Fannie Mae and Freddie Mac. These mortgage investments are highly liquid and can be financed with multiple funding providers through standard repurchase arrangements. Conservatively Financed We prudently leverage our portfolio to provide financial flexibility needed to successfully manage through periods of changing market conditions, and we have long-standing relationships with numerous lending counterparties. Further, our use of interest rate swap agreements helps mitigate the effects of rising short-term interest rates. Experienced Management in a Stockholder Friendly Structure Our management team has over 80 years of combined mortgage finance industry experience. We are self-managed with low operating costs and rely heavily on performance-based compensation. This structure greatly enhances the alignment of management interests with those of our stockholders. Long-Term Investment Capital (in millions) Long-term Unsecured Borrowings, net Preferred Stock, recorded amount • Common Stock Portfolio Leverage* Total Assets (in millions) Capstead Mortgage Corporation www.capstead.com Portfolio Leverage Repurchase Arrangements and Similar Borrowings divided by Long-Term Investment Capital

4Q 2011 INVESTOR FACT SHEET

Fourth Quarter Highlights

- Reported earnings of $42.0 million, or $0.43 per diluted common share.
- Book value increased by $0.02 to $12.52 per common share at December 31, 2011.
- Increased investment portfolio by $25 million to $12.26 billion at December 31, 2011.
- Portfolio leverage ended the quarter at 8.15 times long-term investment capital.
- Total financing spreads averaged 1.46%.
- Raised $237 million in new equity capital for the twelve months ending December 31, 2011.
- Operating expense as a percentage of long-term investment capital averaged 1.23%.

Quarterly Results

(In thousands, except per share data)	Dec. 31, 2011	Sept. 30, 2011	June 30, 2011	March 31, 2011	Dec. 31, 2010
Interest income	$ 63,981	$ 62,949	$ 63,194	$ 53,254	$ 51,042
Interest expense*	(17,743)	(17,930)	(15,894)	(14,513)	(14,081)
Net interest margin	46,238	45,019	47,300	38,741	36,961
Miscellaneous other revenue (expense)	(32)	(45)	(534)	(153)	(109)
Incentive compensation	(1,548)	(1,429)	(1,487)	(1,233)	(1,327)
Salaries and benefits	(1,698)	(1,631)	(1,672)	(1,700)	(1,566)
Other general and administrative expense	(992)	(911)	(1,066)	(963)	(932)
	(4,270)	(4,016)	(4,759)	(4,049)	(3,934)
Net income	41,968	41,003	42,541	34,692	33,027
Diluted earnings per common share	0.43	0.43	0.48	0.41	0.40
Common dividends per share	0.43	0.44	0.48	0.41	0.39
New equity capital	39,159	54,197	83,453	60,071	–
Common shares outstanding (EOQ)	88,287	85,256	81,311	74,994	70,259

* Including $2.2 million of interest charges on unsecured borrowings for each period presented.

Analysts

Firm	Rating*
B. Riley & Co.	Neutral
Compass Point Research	Neutral
Deutsche Bank	Hold
FBR Capital Markets	Outperform
JMP Securities LLC	Buy
Keefe, Bruyette & Woods	Outperform
Macquarie	Outperform
RBC Capital Markets	Outperform
Sterne Agee	Neutral
Stifel Nicolaus	Buy
Wunderlich	Hold

Ownership

Institution	% of Shares Outstanding**
Wells Capital Management Inc.	5.80
BlackRock Global Investors	4.83
Vanguard Group Inc.	3.81
Thornburg Investment Management Inc	2.87
Jennison Associates LLC	2.38
Clough Capital Partners LP	2.35
State Street Global Advisors Inc.	2.18
Northern Trust Global Investments Ltd.	1.95
Highland Capital Management LP	1.88
JPMorgan Asset Management	1.84

Common Stock Information

NYSE Ticker: CMO
Price as of 1/31/11: $13.10
52-wk High/Low: $13.95 / $10.00
4Q Dividend: $0.43
Dividend yield: 13.1%
(based on annualized 4Q dividend)
4Q Avg Daily Vol: 1,053,839 shares

Series A/Series B Preferred Stock Info

NYSE Ticker: CMOPRA / CMOPRB
Prices as of 1/31/11: $22.01 / $14.87
Redemption Price: $16.40 / $12.50
Liquidation Preference: $16.40 / $11.38
Conversion Ratio: 1.6562 / 0.6399
Annualized Dividend: $1.60 / $1.26
Dividend yield: 7.3% / 8.5%

Continuous Offering Program

When conditions warrant, we make use of an at-the-market, continuous offering program to raise new common and Series B preferred equity capital.

Total Average Financing Spreads
(in basis points)



45
159
223
174
156
FY 07
FY 08
FY 09
FY 10
FY 11

* As of January 31, 2012
** % based on available filings as of January 31, 2012 and shares outstanding as of December 31, 2011.

Capstead Mortgage Corporation
8401 North Central Expressway • Suite 800 • Dallas, Texas 75225-4410
800.358.2323 • invrel@capstead.com • www.capstead.com